Exhibit 99.1

News from Conduent
For Immediate Release	Conduent Incorporated 100 Campus Drive Florham Park, NJ. 07932 www.Conduent.com

Conduent Completes Sale of its Commercial Vehicle
Operations Business to Alinda Capital Partners

FLORHAM PARK, N.J., June 28, 2018 – Conduent Incorporated (NYSE: CNDT) today announced it has completed the sale of its commercial vehicle operations (CVO) business to investment funds managed by Alinda Capital Partners, as previously announced May 18, 2018.

The sale is a part of the company’s previously announced plan to divest approximately $1 billion in revenue associated with non-core assets and to focus on serving large enterprise customers.

Citigroup Global Markets Inc. se rved as exclusive financial advisor and Cravath Swaine & Moore LLP served as legal counsel to Conduent.

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About Conduent
Conduent creates digital platforms and services for businesses and governments to manage millions of interactions every day for those they serve. We are leveraging the power of cloud, mobile and IoT, combined with technologies such as automation, cognitive and blockchain to elevate every constituent interaction, driving modern digital experiences that are more efficient, helpful and satisfying.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S. and nearly nine million people who travel through toll systems daily. Whether it’s digital payments, claims processing, benefit administration, automated tolling, customer care or distributed learning – Conduent serves a majority of the Fortune 100 companies and more than 500 government entities. Learn more at www.conduent.com.

About Alinda
Alinda Capital Partners is one of the world’s largest and most experienced infrastructure investment firms. Alinda is a long-term investor in infrastructure assets that provide essential services to communities. Alinda’s infrastructure businesses serve over 100 million customers annually in more than 550 cities globally, and are run by a workforce of over 80,000 people. To learn more https://www.alinda.com/

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Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com
Antonia Schwartz, Alinda, +1-203-930-3831, antonia.schwartz@alinda.com

Investor Relations Contact:
Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.